Exhibit 99.1

G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.

Contact: Investor Relations
James Palczynski
(203) 682-8229

Neal S. Nackman, Chief Financial Officer
G-III Apparel Group, Ltd.
(212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES RECORD FOURTH QUARTER

AND FULL-YEAR FISCAL 2015 RESULTS

– Fourth Quarter Non-GAAP Net Income per Diluted Share Increases 58% to $0.98 –

– Full Year Non-GAAP Net Income per Diluted Share Increases 21% to $4.54 –

– Initiates Fiscal 2016 Guidance, Expects Continued Sales and Profit Momentum–

New York, New York – March 24, 2015 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the fourth quarter and full year of fiscal 2015.

Net sales for the fiscal year ended January 31, 2015 were up 23% to $2.12 billion from $1.72 billion in the prior year. The full year sales growth was driven by strong performances from the Company’s wholesale businesses, as well as by the retail sales of the G.H. Bass & Co. business that was acquired in November 2013.

The Company reported GAAP net income for the fiscal year ended January 31, 2015, of $110.4 million, or $4.97 per diluted share, compared to $77.4 million, or $3.71 per diluted share, in the prior year.

On an adjusted basis, excluding items resulting in other income in the current fiscal year equal to $0.43 per share, net of taxes, and expenses associated with the acquisition of G.H. Bass & Co. and other potential transactions equal to $0.03 per share, net of taxes, in the prior year, non-GAAP net income per diluted share for the current fiscal year increased 21% to $4.54 from $3.74 in the prior fiscal year.

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For the fiscal year ended January 31, 2015, adjusted EBITDA increased by 27% to $186.6 million from $146.5 million in the prior fiscal year.

For the fourth quarter ended January 31, 2015, G-III reported that net sales increased by 9% to $514.3 million from $472.8 million in the fourth quarter last year, driven by broad strength in the Company’s wholesale and retail businesses. Fourth quarter net income per diluted share increased by 55% to $0.96 per diluted share from $0.62 per diluted share in the fourth quarter of the prior year.

On an adjusted basis, excluding expenses equal to $0.02 per share, net of taxes, in the current fiscal fourth quarter related to other income items, non-GAAP net income per diluted share for the fourth quarter increased 58% to $0.98 per diluted share from $0.62 per diluted share in the prior year’s comparable period.

Morris Goldfarb, G-III’s Chairman, Chief Executive Officer and President, said, “Fiscal 2015 was another strong year of sales and profit growth for G-III. We drove strong performances across our portfolio of businesses, solidified our market position, and successfully executed across a range of strategic initiatives, including the integration and repositioning of the G.H. Bass business we acquired in the fourth quarter of last year. We are pleased to have achieved another record year for both net sales and net income per share.”

Mr. Goldfarb concluded, “We will continue on our strategic path, which incorporates a combination of organic and acquisition-related growth. Our overall strategy is designed to drive continued growth and support our ability to consistently deliver superior levels of value to our shareholders.”

Outlook

Also today, G-III Apparel Group issued guidance for the fiscal year ending January 31, 2016. For fiscal 2016, the Company is forecasting net sales of approximately $2.37 billion and net income between $116 million and $122 million, or between $5.05 and $5.25 per diluted share. The Company is also projecting adjusted EBITDA for fiscal 2016 to be between $214 million and $224 million.

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For the first fiscal quarter ending April 30, 2015, the Company is forecasting net sales of approximately $406 million and net income between $1.1 million and $3.5 million, or between $0.05 and $0.15 per diluted share. This compares to net sales of $366.2 million and net income of $1.3 million, or $0.06 per diluted share, in the first fiscal quarter of last year.

Non-GAAP Financial Measures

Reconciliations of GAAP net income per share to Non-GAAP net income per share and of GAAP net income to adjusted EBITDA are presented in tables accompanying the condensed financial statements included in this release and provide useful information to evaluate the Company’s operational performance. Non-GAAP net income per share and adjusted EBITDA should be evaluated in light of the Company’s financial results for the full fiscal 2015 year prepared in accordance with GAAP.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear, swimwear, women’s suits and women’s performance wear, as well as footwear, luggage and women’s handbags, small leather goods and cold weather accessories, under licensed brands, our own brands and private label brands. G-III sells swimwear, resort wear and related accessories under our own Vilebrequin brand. G-III also sells outerwear, dresses and performance wear under our own Andrew Marc and Marc New York brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Kenneth Cole, Cole Haan, Guess?, Tommy Hilfiger, Jones New York, Jessica Simpson, Vince Camuto, Ivanka Trump, Ellen Tracy, Kensie, Mac & Jac, Levi’s and Dockers brands. Through our team sports business, we have licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Bass, G.H. Bass, G-III Sports by Carl Banks, Eliza J, Black Rivet and Jessica Howard. G-III also operates retail stores under the Wilsons Leather, Bass, G.H. Bass & Co., Vilebrequin and Calvin Klein Performance names.

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Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQ:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	1/31/15	1/31/14	1/31/15	1/31/14

Net sales	$514,323	$472,755	$2,116,855	$1,718,231
Cost of sales	330,833	306,568	1,359,596	1,133,222
Gross profit	183,490	166,187	757,259	585,009
Selling, general and administrative expenses	141,558	140,177	571,990	440,506
Depreciation and amortization	5,604	4,154	20,374	13,676
Operating profit	36,328	21,856	164,895	130,827
Other income (expense)	(462)	-	11,488	-
Interest and financing charges, net	(1,954)	(2,415)	(7,942)	(8,599)
Income before taxes	33,912	19,441	168,441	122,228
Income tax expense	11,692	6,767	59,450	45,826
Net income	22,220	12,674	108,991	76,402
Add: Loss attributable to non-controlling interest	-	381	1,370	958

Income attributable to G-III	$22,220	$13,055	$110,361	$77,360

Net income per common share:
Basic	$0.99	$0.64	$5.10	$3.81
Diluted	$0.96	$0.62	$4.97	$3.71

Weighted average shares outstanding:
Basic	22,473	20,422	21,649	20,323
Diluted	23,041	20,984	22,212	20,864

Selected Balance Sheet Data (in thousands):	At January 31,
	2015	2014
Cash	$128,354	$22,091
Working Capital	557,703	344,964
Inventory	426,180	359,639
Total Assets	1,046,718	830,897
Short-term Revolving Debt	-	48,843
Long-term Debt	-	20,560
Total Stockholders’ Equity	761,258	521,996

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME PER SHARE TO NON-GAAP NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2015	2014	2015	2014

GAAP diluted net income per common share	$0.96	$0.62	$4.97	$3.71

Excluded from Non-GAAP:
Other (income) expense items, net of taxes	0.02	-	(0.43)	-
Expenses associated with the G.H. Bass acquisition and other potential transactions, net of taxes	-	-	-	0.03
Non-GAAP diluted net income per common share	$0.98	$0.62	$4.54	$3.74

Non-GAAP diluted net income per share is a “non-GAAP financial measure” that excludes (i) items resulting in other (income) expense in the fiscal 2015 periods which consists of (a) the sale of the right to operate Calvin Klein Performance stores in Asia, including the sale of the Company’s interest in a joint venture that operated Calvin Klein Performance stores in China and expenses associated with this other income incurred in the fourth quarter of fiscal 2015, (b) the reduction of a portion of the estimated contingent consideration payable in connection with the acquisition of Vilebrequin, and (c) the early extinguishment of debt due to the seller of Vilebrequin for an amount less than the principal amount of this debt and (ii) expenses associated with the acquisition of G.H. Bass and other potential transactions in fiscal 2014. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding items of other (income) expense and discrete expenses associated with the acquisition of G.H. Bass and other potential transactions that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO FORECASTED AND ACTUAL ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Forecasted Twelve Months Ending January 31, 2016	Actual Twelve Months Ended January 31, 2015	Actual Twelve Months Ended January 31, 2014

Net income	$ 116,000 - $ 122,000	$110,361	$77,360

Other income	-	(11,488)	-
Expenses associated with the G.H. Bass acquisition and other potential transactions	-	-	1,028
Depreciation and amortization	24,000	20,374	13,676

Interest and financing charges, net	7,000	7,942	8,599

Income tax expense	67,000 - 71,000	59,450	45,826
Adjusted EBITDA, as defined	$ 214,000 – $ 224,000	$186,639	$146,489

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense and excludes (i) items resulting in other (income) net of related expense, in the fiscal 2015 period which consists of (a) the sale of the right to operate Calvin Klein Performance stores in Asia, including the sale of the Company’s interest in a joint venture that operated Calvin Klein Performance stores in China and expenses associated with this other income incurred in the fourth quarter of fiscal 2015, (b) the reduction of a portion of the estimated contingent consideration payable in connection with the acquisition of Vilebrequin, and (c) the early extinguishment of debt due to the seller of Vilebrequin for an amount less than the principal amount of this debt and (ii) expenses associated with our acquisition of G.H. Bass & Co. and other potential transactions in the fiscal 2014 period. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

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